Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 30, 2010, except for the last paragraph of Note 1, as to which the date is January 28, 2011, in the Registration Statement (Amendment No. 5 to Form S-1) and related Prospectus of AcelRx Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

February 9, 2011